Consent of Independent Auditors

The Management Committee and Joint Venturers
Mt. Gravatt Cinemas Joint Venture:

We consent to the incorporation by reference in the registration statement No. 333-36277 on Form S-8 of Reading International, Inc., of our report dated March 13, 2008, with respect to the balance sheet of Mt. Gravatt Cinemas Joint Venture as of December 31, 2007, and the related income statement, statement of changes in members’ equity, and statement of cash flows for the year ended December 31, 2007, which report appears in the December 31, 2007, annual report on Form 10-K of Reading International, Inc.

KPMG
Sydney, Australia

March 27, 2008